UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 2, 2005 (February 24, 2005)

i2 Telecom International, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-27704	91-1426372
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Abernathy Road, Suite 1800, Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 512-7174

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 24, 2005, i2 Telecom International, Inc., a Washington corporation (the “Company”), entered into a Settlement Agreement with Anthony F. Zalenski (the “Settlement Agreement”) pursuant to which the Company agreed to pay no later than April 10, 2005 to Mr. Zalenski the sum of $130,000 and to Mr. Zalenski’s legal counsel the sum of $20,000 in exchange for the settlement of all claims against the Company set forth in that certain Statement of Claim dated November 30, 2004 filed by Mr. Zalenski with the American Arbitration Association (the “Statement of Claim”). The Statement of Claim alleges that the Company breached that certain Employment Agreement between i2 Telecom International, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Mr. Zalenski dated June 1, 2002, and subsequently amended on June 1, 2003 and December 25, 2003, and seeks, among other things, certain monetary damages for deferred compensation, severance payments and vacation pay in an aggregate amount of approximately $1.1 million.

Mr. Zalenski served as the Company’s President and Chief Operating Officer from February 26, 2004 through September 2, 2004, and as a member of the Company’s Board of Directors from April 21, 2004 through September 22, 2004.

Item 9.01 Financial Statements and Exhibits.

(a)– (b) Financial Statements of Business Acquired and Pro Forma Financial Information. None.

(c)	Exhibits.

99.1	Settlement Agreement dated February 24, 2005, between the Company and Anthony F. Zalenski.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

i2 TELECOM INTERNATIONAL, INC.

By:	/s/ David C. Burns
David C. Burns
Chief Financial Officer

Dated: March 2, 2005

EXHIBIT INDEX

99.1	Settlement Agreement dated February 24, 2005, between the Company and Anthony F. Zalenski.